Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of April 1, 2008, by and between Impac Funding Corporation, a California corporation (“Employer”), and Joseph Tomkinson, an individual (“Executive”).

R E C I T A L S

WHEREAS, Executive is knowledgeable of and skillful in the business of Employer and IMH, which includes but is not limited to acquiring for investment and sale non-conforming residential mortgage loans and mortgage backed securities and performing mortgage operations for affiliates or related entities of Employer and those duties and functions identified in Exhibit A hereto (the “Business”);

WHEREAS, Employer believes that Executive is an integral part of its management and currently is and will become more knowledgeable of and be in part responsible for developing the Business;

WHEREAS, Executive possesses extensive management experience and knowledge regarding the Business, including confidential information concerning service marketing plans and strategy, business plans and projections and the formulas and models pertaining thereto, customer needs and peculiarities, finances, operations, billing methods and customer lists;

WHEREAS, Employer desires that Executive continue his employment as  Chief Executive  Officer of Employer; and

WHEREAS, Executive is willing to be employed by Employer and provide services to Employer and any affiliates or related entities of Employer (as more fully described in Exhibit A attached hereto) under the terms and conditions herein stated.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.             Employment, Services and Duties.

1.1           Employer hereby employs Executive and Executive hereby accepts such employment full-time (subject to those exceptions, if any, set forth below) as Chief Executive Officer of Employer to perform the duties and functions set forth in Exhibit A attached hereto and, Subject to Section 2.2(i), to perform such other duties or functions as are reasonably required or as may be prescribed from time to time or as otherwise agreed.  Executive shall render his services by and subject to the instructions and under the direction of Employer’s Board of Directors to whom Executive shall directly report.

1.2           Executive acknowledges and agrees that Executive may be required by Employer to devote a portion of his working time to perform functions for Employer’s affiliates or related entities (as set forth in Exhibit A attached hereto) and that such services are to be performed pursuant to and consistent with Executive’s duties and obligations under this Agreement.

1.3           Executive will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement.  Executive will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without Employer’s prior written consent, render to others any service of any kind (whether or not for compensation) that would interfere with the full performance of Executive’s duties hereunder, and in no event will engage in any activities that compete with the Business or that could create a reasonably foreseeable conflict of interest or the appearance of a reasonably foreseeable conflict of interest; provided that nothing contained in this Section 1.3 shall preclude Executive from engaging in or managing Executive’s outside investments.

2.             Term and Termination.

2.1           The term of this Agreement shall be from January 1, 2008 through December 31, 2009, unless extended by the mutual written agreement of Employer and Executive or pursuant to the terms of Paragraph 2.8 herein.

2.2           Executive’s employment shall terminate prior to the expiration of the term set forth in Section 2.1 upon the happening of any of the following events:

(a)           Voluntary termination by Executive other than for Good Reason (as defined below); provided that Executive shall be required to provide Employer with at least 30 days prior written notice of such voluntary termination;

(b)           Death of Executive;

(c)           Employer may terminate Executive under this Agreement for “cause” if any of the following occurs (any determination of “cause” as used in this Agreement shall be made only by an affirmative majority vote of the Board of Directors (not including Executive in the deliberations or vote on the same, if a director) of Employer):

(i)            Executive is convicted of (or pleads nolo contendere to) (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of Employer IMH (or any affiliate or related entity of Employer or IMH) or the property entrusted to Employer or IMH (or any affiliate or related entity of Employer or IMH) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to Employer or IMH (or any affiliate or related entity of Employer or IMH) or any of their respective clients, or (B) a felony leading to incarceration of more than 90 days or the payment of a penalty or fine of $100,000 or more;

(ii)           Executive materially and substantially fails to perform Executive’s job duties properly assigned to Executive after being provided 30 days prior written notification by the Board of Directors of Employer setting forth those duties that are not being performed by Executive; provided that Executive shall have a reasonable time to correct any such failures to the extent that such failures are correctable and Employer may not terminate Executive for “cause” on the basis on any such failure that is cured within a reasonable time.

(iii)          Executive has engaged in willful misconduct or gross negligence in connection with his service to Employer or IMH (or any affiliate or related entity of Employer or IMH) that has caused or is causing material harm to Employer or IMH (or any affiliate or related entity of Employer or IMH); or

(iv)          Executive’s material breach of any of the terms of this Agreement or any other obligation that Executive owes to Employer or IMH (or any affiliate or related entity of Employer or IMH), including a material breach of trust or fiduciary duty or a material breach of any proprietary rights and inventions or confidentiality agreement between Employer and Executive or between IMH and Executive (or between Executive and any affiliate or related entity of Employer or IMH)(as such agreements may be adopted or amended from time to time by Employer and Executive).

(d)           By mutual agreement between Employer and Executive;

(e)           The date when Executive is declared legally incompetent under the laws of the State of California, or if Executive has a mental or physical condition that can reasonably be expected to prevent Executive from carrying out his essential duties and obligations under this Agreement for a period of greater than six months (any such condition an “Incapacitating Condition”), notwithstanding Employer’s reasonable accommodations (to the extent required by law);

(f)            Employer may terminate Executive under this Agreement at will (and without cause) upon written notice at any time.  Unless otherwise provided in such notice, such termination shall be effective immediately upon providing written notice to Executive; or

(g)           Executive may terminate his employment under this Agreement for Good Reason upon providing Employer at least 30 days prior written notice of such termination stating the basis on which Executive has determined that he has Good Reason to terminate his employment; provided that Employer shall have a reasonable time after receiving such notice to cure any event that would constitute Good Reason for Executive to terminate his employment (provided such event is curable) and Executive may not terminate his employment for Good Reason on the basis of any such event that is cured within a reasonable time.  Notwithstanding the foregoing portion of this Section 2.02(g), the aforementioned 30-day notice and reasonable cure period shall not apply to Section 2.02(g)(iv).  “Good Reason” shall mean:

(i)            the assignment to Executive of duties materially inconsistent with, or a substantial reduction or alteration in, the authority, duties or responsibilities of Executive as set forth in this Agreement, without Executive’s prior written consent;

(ii)           the principal place of the performance of Executive’s responsibilities and duties is changed to a location more than 65 miles from the location of such place as of the date of this Agreement, without Executive’s prior written consent;

(iii)          a material breach by Employer of this Agreement, including a reduction by Employer of Executive’s Base Salary, without Executive’s prior written consent; or

(iv)          a failure by Employer to obtain from any acquirer of Employer, before any Acquisition (as defined below) takes place, an agreement to assume and perform this Agreement.

Good Reason does not include the expiration of the term of this Agreement on December 31, 2009.

2.3           Except as set forth in Section 4, in the event that Executive’s employment is terminated pursuant to Section 2.2(a), 2.2(b), 2.2(c) or  2.2(d) herein, neither Employer nor Executive shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Executive, or his legal representatives, on the date of termination of employment (the “Termination Date”) or, with respect to reimbursement for expenses, as promptly as practical after the Termination Date, the following:

(a)           Such compensation as is due pursuant to Section 3.1(a), prorated through the Termination Date;

(b)           Any expense reimbursements due and owing to Executive for reasonable and necessary business and entertainment expenses of Employer incurred by Executive prior to the Termination Date; and

(c)           The dollar value of all accrued and unused paid time off that Executive is entitled to through the Termination Date.

(d)           If the termination is pursuant to the terms of 2.2(b) or (e), then Executive, or his estate or heirs,  shall also be entitled to six (6) additional months of compensation due under 3.1(a), which shall be paid out over the following six (6) months.

2.4           Except as set forth in Section 4, in the event that Executive’s employment is terminated pursuant to Section 2.2(f) or 2.2(g), neither Employer nor Executive shall have any remaining duties or obligations under this Agreement, except that Employer shall pay to Executive, or his representatives, the amounts set forth in Section 2.3 at the times set forth in Section 2.3 and the following (provided that payments for health insurance coverage shall be made to an insurance provider):

(a)           An additional 18 month’s worth of Base Salary to be paid over the succeeding 18 month period after the Termination date:

(b)           Premiums for continuation of Executive’s health insurance benefits under Employer’s group health insurance plan, pursuant to COBRA, for the 18 month period succeeding the Termination Date (with such health insurance coverage to be at a level and quality equivalent to the health insurance coverage provided by Employer to Executive immediately prior to the Termination Date, “Equivalent Coverage”); provided that Employer shall pay such premiums only so long as (during said 18 month period) Executive remains eligible for such Equivalent Coverage under COBRA;

(c)           The payments set forth in Sections 2.4(a) and (b) above are referred to herein collectively as the “Severance Payments” and each as a “Severance Payment.”

2.5           As a condition precedent of Executive or his estate receiving any Severance Payment from Employer, whether in a lump sum payment or a string of payments or in the form of payment of benefits, Executive or his estate shall, in consideration for payment of such amount or benefit, sign and deliver to Employer (against the execution and delivery of the same by the other parties thereto) the form of Waiver and Release Agreement attached hereto as Exhibit B.  Such Waiver and Release Agreement will not be construed to include any release of any indemnification rights Executive may have against Employer pursuant to Employer’s Articles of Incorporation or bylaws, any indemnification agreement or California Labor Code Section 2800.

2.6           This Agreement shall not be terminated by Employer merging with or otherwise being acquired by another entity, whether or not Employer is the surviving entity, or by Employer transferring of all or substantially all of its assets (any such event, an “Acquisition”).

2.7           In the event of any Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and Employer shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of this Agreement.

2.8           This Agreement shall automatically renew for an additional two (2) year period at its conclusion with the same terms and conditions unless Employer gives Executive written notice of their intent not to renew this Agreement.  If Employer chooses not to renew this Agreement then Notice of such nonrenewal must be given between July 15, 2009 and August 15, 2009.  If Employer gives such Notice, then Executive’s right to demand or seek compensation under Paragraph 2.4 herein shall no longer be available to Executive.

3.             Compensation.

3.1           As the total consideration for Executive’s services rendered hereunder, Executive shall be entitled to the following during the period that Executive is employed hereunder:

(a)           A base salary of $600,000 per year (“Base Salary”), payable in equal installments bi-weekly on those days when Employer normally pays its employees;

(b)           Executive shall accrue paid time off during the period he is employed hereunder at the rate of five weeks per calendar year, subject to any vacation benefit accrual cap established by Employer (i.e., once the cap has been reached, further accrual shall cease until Executive uses some or all of his accrued time to fall below the accrual cap).  The timing of Executive’s vacation shall be governed by Employer’s usual policies applicable to all employees;

(c)           Executive is entitled to participate in any policies or plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans.  Despite the foregoing, Executive is entitled to participate in any such plan or program only if the executive officers of Employer generally are eligible to participate in such plan or program.  Employer may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems them appropriate.  Executive understands that any such plans may be modified or eliminated in Employer’s sole discretion in accordance with applicable law; and

(d)           Executive shall be entitled to stock options at the sole discretion of the Board of Directors in the amount and subject to the terms and conditions as is consistent with other Executives in the Company.

(e)           Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide which may include cash bonuses or stock grants.

3.2           During the period that Executive is employed hereunder, Employer shall reimburse Executive for reasonable and necessary business and entertainment expenses incurred by Executive on behalf of Employer in connection with the performance of Executive’s duties hereunder.

3.3           Executive may elect to defer any portion of his Base Salary into an approved, Employer sponsored deferred compensation plan; provided that Employer has no obligation to provide such a deferred compensation plan.  All Base Salary, whether or not deferred, shall be deemed to be earned and immediately vested upon distribution to Executive or deferral into a deferred compensation plan.

3.4           There shall be no inflation or any other automatic adjustments to any of the compensation paid to Executive under this Agreement.

3.5           Employer shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Executive.

3.6           During the period that Executive is employed hereunder, Employer shall pay to Executive an automobile allowance in the amount of $1,000 per month (prorated for any partial month during the employment period).

4.             Non-Competition.

4.1           At all times during Executive’s employment hereunder, and in consideration for any and all payments and benefits provided to Executive pursuant to this Agreement, Executive shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, limited liability company, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, member, agent, security holder, creditor, consultant or otherwise) that engages in any activity in those geographic areas where Employer conducts the Business, which activity is the same as, similar to, or competitive with any activity now engaged in by Employer or its affiliates or related entities or in any way relating to the Business.

4.2           Nothing contained in Section 4.1 shall be deemed to preclude Executive from purchasing or owning, directly or beneficially, as a passive investment, less than five percent of any class of publicly traded securities of any entity so long as Executive does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

5.             No Compensation from Related Entities.  Without prior written approval from Employer’s Board of Directors, Executive shall not directly or indirectly receive compensation from any company with whom Employer or any of its affiliates (as “affiliate” is defined in Rule 405 promulgated under the Securities Act of 1933) has any financial, business or affiliated relationship.

6.             Confidentiality; Non-Solicitation and Proprietary Rights.  Executive and Employer have previously signed a Proprietary Rights and Inventions Agreement in the form attached hereto as Exhibit C (the “Proprietary Rights and Inventions Agreement”) and it is agreed that such Agreement is true and correct and will remain in effect during the term of this Agreement.

7.             Copies of Agreement.  Executive authorizes Employer to send a copy of the Proprietary Rights and Inventions Agreement to any and all future employers which Executive may have, and to any and all persons, firms, and corporations, with whom Executive may become affiliated in a business or commercial enterprise, and to inform any and all such employers, persons, firms or corporations that Employer intends to exercise its legal rights should Executive breach the terms of the Proprietary Rights and Inventions Agreement or should another party induce a breach of that agreement on Executive’s part.

8.             Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

9.             Arbitration.  To the fullest extent allowed by law, any controversy, claim or dispute between Executive and Employer (or any of its stockholders, directors, officers, employees, affiliates, agents, successors or assigns) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court.  The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  Employer shall pay the arbitrator’s fees and any AAA administrative expenses.  In the event Executive files a claim to collect unpaid payments or benefits payable under Section 2.4, the prevailing party shall be awarded reasonable attorneys fees and costs.  Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Possible disputes covered by the above include unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with his employer.  However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.  BY AGREEING TO THIS MUTUAL AND BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY.  This arbitration policy is to be construed as broadly as is permissible under relevant law.  EMPLOYER AND EXECUTIVE HAVE READ THIS SECTION 9 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/ RM	/s/ JRT
Employer’s Initials	Executive’s Initials

10.          Injunctive Relief.  The parties hereto agree that any breach or threatened breach of Section 4 of this Agreement or the Proprietary Rights and Inventions Agreement will cause substantial and irreparable damage to Employer in an amount and of a character difficult to ascertain.  Accordingly, to prevent any such breach or threatened breach, and in addition to any other relief to which Employer may otherwise be entitled, Employer will be entitled to immediate temporary, preliminary and permanent injunctive relief through appropriate legal proceedings in any arbitration, without proof of actual damages that have been incurred or may be incurred by Employer with respect to such breach or threatened breach.  Executive expressly agrees that Employer will not be required to post any bond or other security as a condition to obtaining any injunctive relief pursuant to this Section 10, and Executive expressly waives any right to the contrary.  Executive agrees that this Section 10 is without prejudice to the rights of the parties to compel arbitration pursuant to Section 9.

11.          Entire Agreement.  This Agreement and the Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein or the Exhibits attached hereto.  This Agreement supersedes any and all prior agreements, written or oral, with Employer relating to Executives employment with Employer and any other subject matter of this Agreement.  Any such prior agreements are hereby terminated and of no further effect and Executive, by the execution hereof, agrees that any compensation provided for under any such prior agreement is specifically superseded and replaced by the provision of this Agreement; subject to the following: (i) any and all compensation previously deferred under any pre-existing deferred compensation plan shall immediately be paid to Executive without condition or limitation; and (ii) this Agreement is not intended to supercede, cancel or replace any stock option or dividend equivalent right payments that Executive may have or otherwise be entitled to receive.  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

12.          Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

13.          Notice.  All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, or by facsimile or other electronic transmission service at the address or facsimile number, as the case may be, set forth below.  Any notice given personally or by documented overnight delivery service is effective upon receipt.  Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt.  Any notice given by facsimile transmission is effective upon receipt, to the extent that receipt is confirmed, either verbally or in writing by the recipient.  Any notice which is refused, unclaimed or undeliverable because of an act or omission of the party to be notified, if such notice was correctly addressed to the party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

If to Employer:

Impac Funding Corporation
19500 Jamboree Rd.
Irvine, California 92603
Telephone:	(949) 475-3600
Facsimile:	(949) 475-3969
Attention:	Ronald Morrison, Esq.
General Counsel

If to Executive:

Joseph Tomkinson

Telephone:
Facsimile:

With a copy to:

Ernest W. Klatte, III, Esq.
Rutan & Tucker, L.L.P.
611 Anton Blvd., 14th Floor
Costa Mesa, California 92626
Telephone:	(714) 641-5100
Facsimile:	(714) 546-9035

14.          Amendments And Waivers.  This Agreement may not be amended, modified, superseded, canceled, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

15.          Successor and Assigns.  This Agreement is not assignable by Executive, nor by Employer except to an affiliated or successor entity.  This Agreement is binding on the parties’ heirs, executors, administrators, other legal representatives, successors, and, to the extent assignable, their assigns.

16.          Representations.  The person executing this Agreement on behalf of Employer hereby represents and warrants on behalf of himself and Employer that he is authorized to represent and bind Employer.  Executive specifically represents and warrants to Employer that he is not now under any contractual or quasi-contractual obligations that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive’s performance of his obligations under this Agreement, (b) he has had the opportunity to be represented by legal counsel of his choosing in preparing, negotiating, executing and delivering this Agreement; and (c) fully understands the terms and provisions of this Agreement.

17.          Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.  This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures.  All parties hereto may rely upon faxed signatures as if such signatures were originals.  Any party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature.  All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

18.          Rules of Construction.  This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise.  References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement.  References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation.  At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other.  Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise.  “Or” is inclusive and includes “and” unless the context expressly indicates otherwise.  The introductory headings at the beginning of Sections of this Agreement are solely for the convenience of the parties and do not affect any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

IMPAC FUNDING CORPORATION,
a California corporation

By:	/s/ Ronald Morrison
	Name:	Ronald Morrison
	Title:	Executive Vice President and General
Counsel

“EXECUTIVE”

/s/ Joseph Tomkinson
JOSEPH TOMKINSON

EXHIBIT A

JOB DESCRIPTION

Job Title: CEO	FLSA: Exempt
Department: Executive Administration	Reports To: Board of Directors
Cost Center: 1805	Salary Grade:
Location: Irvine, Ca	Effective Date: 2008

A.	Scope of Job:

Responsible for the management of all aspects of the company’s activities to ensure maximum profits commensurate with the best interests of customers, shareholders, employees, and the public.  In conjunction with other directors is responsible for capital formation, authorization of capital expenditures, and declaration of dividends.  Provides leadership in establishing overall objectives, policies, and plans.

B.	Responsibilities:

•	Insures that all regulatory policies and procedures and Board policies and procedures are strictly adhered to.
•	Establish current and long-range strategies, plans, and policies.
•	Insures the necessary corporate environment to carry out major plans and procedures, consistent with established policies and Board approval.
•	Responsible for maintaining the overall adequacy and soundness of the organization’s financial structure.
•	Review operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.
•	Establish and maintains an effective system of communications throughout the organization.
•	Represent the organization with major customers, shareholders, the financial community, and the public.
•	Act as liaison between State and Federal Regulators on behalf of the company.

C.	Supervisory Responsibilities:

•	Ensures that the responsibilities, authorities, and accountability of all direct subordinates are defined and understood.

D.	Qualifications and Skills:

•

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

•	Must possess excellent verbal and written communication skills.

E.	Education and/or Experience:

•	General Studies or Bachelors in Administration or Sciences
•	8-10 years previous experience in a similar capacity.

F.	Certificates, Licenses, and/or Registrations:

•	As necessary for the position/role

G.	Physical Requirements

•

The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

For full and valuable consideration, including, but not limited to, severance payments made and to be made by Impac Funding Corporation and any affiliate or related entity of Impac Funding Corporation (collectively, “Employer”) to Joseph Tomkinson (“Executive”) and guaranteed by Impac Mortgage Holdings, Inc. (“Guarantor”) pursuant to the Employment Agreement between Employer and Executive dated as of April 1, 2008 (the “Employment Agreement”), Executive, on the one part, and Employer and Guarantor on the other part, hereby enter into this Waiver and Release Agreement (“Waiver”), and each agrees to waive and release the other and, as the case may be, the other’s stockholders, directors, officers, employees, affiliates, agents, successors and assigns, if any, from all known and unknown claims, agreements or complaints related to or arising under Executive’s employment with Employer, including, but not limited to, any claim arising out of Executive’s termination, any express or implied agreement between Executive and Employer (other than each party’s respective rights and obligations under Sections 2.3, 2.4 and 4.1 of the Employment Agreement, the Guaranty and the Proprietary Rights and Inventions Agreement), and any other federal or state constitutional provisions, statutes or laws relating to an employee’s relationship with his employer, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, and the California Labor Code.

This Waiver shall not include a waiver of any of the following: (i) any right to defense and/or indemnification that Executive may have under California Labor Code section 2802, or under any defense and indemnification policy or agreement; (ii) any claim for breach of any pension, 401k, deferred compensation  or stock option plan of Employer; or (iii) any claim that Executive may have against any officer, director, employee, or agent of Employer or Guarantor for defamation or intentional interference with prospective employment or business advantage.

This Waiver includes a waiver of any rights the parties may have under Section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive’s Waiver is conditioned upon Employer and Guarantor’s performance of all of their severance obligations pursuant to Sections 2.3 and 2.4 of the Employment Agreement and pursuant the Guaranty.  In the event that either Employer or Guarantor materially breaches its severance obligations under the Employment Agreement or Guaranty, then Executive shall be entitled to pursue any claims as though this Waiver did not exist, and the statute of limitations for any such claims shall be deemed to have been tolled during the period from the date of Executive’s termination through the date Employer or Guarantor breached it obligations.

1

Employer’s Waiver is conditioned upon Executive’s performance of all of his obligations pursuant to Section 4.1 of the Employment Agreement.  In the event that Executive materially breaches his noncompete obligations under the Employment Agreement, then Employer and Guarantor shall be entitled to pursue any claims as though this Waiver did not exist, and the statute of limitations for any such claims shall be deemed to have been tolled during the period from the date of Executive’s termination through the date Executive breached his obligations.  The parties to this Waiver each acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the above release, and the parties expressly agree that this Waiver shall be and remain effective in all respects regardless of such additional or different facts.

Executive is advised as follows:  (i) Executive should consult an attorney regarding this Waiver before executing it; (ii) Executive has 21 days in which to consider this Waiver and whether Executive will enter into it; (iii) this Waiver does not waive rights or claims that may arise after it is executed; and (iv) at anytime within seven days after executing this Waiver, Executive may revoke this Waiver.  This Waiver shall not become effective or enforceable until the seven day revocation period set forth herein has passed.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

Dated:

JOSEPH TOMKINSON

IMPAC FUNDING CORPORATION

By:
Print Name:
Title:

IMPAC MORTGAGE HOLDINGS, INC.

By:
Print Name:
Title:

2

EXHIBIT C

EMPLOYEE’S DISCLOSURE

Gentlemen:

1.             Except for the information and ideas listed below that rightfully became part of my general knowledge prior to my first contact or communication with the Company or any of its affiliates or related entities, I represent that I am not in the possession of and have no knowledge of any information that can be considered the Proprietary Information of Impac Funding Corporation, a California corporation (the “Company”), other than information disclosed by Company or any of its affiliates or related entities during my employment negotiations or my prior employment with the Company or any of its affiliates or related entities, which I understand and agree is the Proprietary Information of Company or its affiliates or related entities, as the case may be.

2.             Except for the complete list of Inventions set forth below, I represent that I (in whole or in part, either alone or jointly with others) have not made, conceived, developed or first reduced to practice any Inventions relevant to the subject matter of my employment with the Company prior to my employment with the Company or any of its affiliates or related entities.

No Inventions

See below:

Additional sheets attached

JOSEPH TOMKINSON

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